Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-220491 and No. 333-248425) and on Form S-8 (Registration No. 333-171996, 333-248426 and 333-266436) of The First Bancshares, Inc. (the Company) of our report dated March 1, 2023, on our audit of the consolidated financial statements of the Company as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022, which report is included in this annual report on Form 10-K. We also consent to the incorporation by reference of our report dated March 1, 2023, on our audit of the internal control over financial reporting of the Company as of December 31, 2022, which report is included in this annual report on Form 10-K.

/s/ FORVIS, LLP (Formerly BKD, LLP)

Jackson, Mississippi
March 1, 2023